Exhibit (h)(vii)

FEE WAIVER AGREEMENT

This FEE WAIVER AGREEMENT is made as of the [    ] day of June, 2012, by and between SUNAMERICA EQUITY FUNDS (the “Trust”), a Massachusetts business trust, on behalf of the SunAmerica International Dividend Strategy Fund (the “Fund”), and SUNAMERICA ASSET MANAGEMENT CORP., a Delaware corporation (the “Adviser”).

WHEREAS, the Adviser serves as the investment adviser to the Trust’s series, including the Fund, pursuant to an Investment Advisory and Management Agreement between the Trust and the Adviser, dated January 1, 1999, as amended (the “Advisory Agreement”);

WHEREAS, the Adviser has agreed to waive a portion of the fee payable to it under the Advisory Agreement as specified below; and

WHEREAS, this Agreement has been approved by the Board of Trustees of the Trust (the “Board”), including by a majority of the Trustees who are not “interested persons” of the Trust, as defined in Section 2(a)(19) of the Investment Company Act of 1940, as amended (the “Independent Trustees”).

NOW THEREFORE, it is hereby agreed between the parties hereto as follows:

1.	The Adviser agrees to waive its fees under the Advisory Agreement so that the aggregate fee payable to the Adviser with respect to the Fund is equal to an annual rate of 0.95% of average daily net assets of the Fund.

2.	This Fee Waiver Agreement shall be effective as of the date above first written and shall continue in effect until January 31, 2014, unless earlier terminated by the Board, including a majority of the Independent Trustees. In addition, upon the termination of the Advisory Agreement with respect to the Fund, this Fee Waiver Agreement shall automatically terminate.

3.	The Adviser shall not retain the right to receive reimbursement of any reduction in fees paid to the Adviser under the Advisory Agreement pursuant to this Fee Waiver Agreement; provided, however, that nothing hereunder shall be construed to affect the Adviser’s right to receive reimbursements of fees and/or expenses under any other expense limitation or fee waiver agreement, including the Expense Limitation Agreement, dated as of December 6, 2006, as amended, between the Trust, on behalf of the Fund, and the Adviser.

4.	This Fee Waiver Agreement shall be constructed in accordance with the laws of the State of New York.

5.	This Fee Waiver Agreement may be amended by mutual consent of the parties hereto in writing.

IN WITNESS WHEREOF, the parties hereto have caused this Fee Waiver Agreement to be executed by their duly authorized officers as of the day and year first above written.

SUNAMERICA EQUITY FUNDS, On behalf of the SunAmerica International Dividend Strategy Fund

By:
Name:
Title:

SUNAMERICA ASSET MANAGEMENT CORP.

By:
Name:
Title:

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